SEPARATION AND GENERAL RELEASE AGREEMENT

THIS SEPARATION AND GENERAL RELEASE AGREEMENT (this "Separation Agreement") is entered into between Roelof Rongen, with an address at 131 Fairmount Road East, Califon, NJ 07830 (the "Employee") and MATINAS BIOPHARMA HOLDINGS, INC., having an office at 1545 Route 206 South, Suite 302, Bedminster, NJ 07921 (the "Employer"). Employer, together with its past, present and future direct and indirect parent organizations, subsidiaries, affiliated entities, professional employer organizations, related companies and divisions and each of their respective past, present and future officers, directors, employees, shareholders, trustees, members, partners, attorneys and agents (in each case, individually and their official capacities), and each of their respective employee benefit plans (and such plans' fiduciaries, agents, administrators and insurers, in their individual and their official capacities), as well as any predecessors, future successors or assigns or estates of any of the foregoing, is collectively referred to in this Separation Agreement as the "Released Parties."

A. Matinas and Employee entered into an employment agreement, dated March 1, 2017 (the "Employment Agreement").

B. Matinas and Employee have been engaged in discussions regarding a separation from service and desire to settle all matters between them by entering into this Separation Agreement on the terms and conditions set forth herein.

In consideration of the foregoing premises, the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

1. Se aration of Em lo ent. Employee and Matinas have mutually agreed to terminate the Employment Agreement. Employee acknowledges, confirms and agrees that his last day of employment with Matinas shall be March 16, 2018 (the "S aration Date"). The Employment Agreement is hereby superseded and terminated by this Separation Agreement. Employee shall be deemed to have resigned (effective as of the Separation Date) (a) if a member, from any board or committee to which he has been appointed or nominated by or on behalf Matinas or any of its affiliates, and (b) from any position with Matinas or any of its affiliates, including, but not limited to, an officer of Matinas or any of its affiliates. Employee further acknowledges that, except as otherwise specifically provided in this Separation Agreement, Employee has received all compensation and benefits to which Employee is entitled under the Employment Agreement or otherwise as a result of Employee's employment. Employee understands that, except as otherwise provided in this Separation Agreement, Employee is entitled to nothing further from the Released Parties, including reinstatement by Employer.

2. Em lo General Release of Released Parties. In consideration of the payment and benefits set forth in Section 4 below, Employee (on his own behalf and on behalf of his heirs, executors, administrators, trustees, legal representatives, successors and assigns) hereby unconditionally and irrevocably releases, waives, discharges and gives up, to the full extent permitted by law, any and all Claims (as defined below) that Employee may have against any of the Released Parties, including without limitation, Insperity PEO Services, L.P. ("Insperity") (including its current and former parent companies, subsidiaries, and other affiliated companies as well as any of their current and former insurers, directors, officers, agents, shareholders, and employees), arising on or prior to the date of Employee's execution and delivery of this Separation Agreement to Employer. "Claims"

means any and all actions, charges, controversies, demands, causes of action, suits, rights, and/or claims whatsoever for debts, sums of money, wages, salary, severance pay, expenses, commissions, fees, bonuses, unvested stock options and/or other equity compensation, vacation pay, sick pay, fees and costs, attorneys' fees, losses, penalties, damages, including damages for pain and suffering and emotional harm, arising, directly or indirectly, out of any promise, agreement, offer letter, contract, understanding, common law, tort, the laws, statutes, and/or regulations of the States of New Jersey, Florida, or any other state or municipality and the United States, including, but not limited to, federal and state wage and hour laws (to the extent waiveable), federal and state whistleblower laws, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Equal Pay Act, the Lilly Ledbetter Fair Pay Act of 2009, the Americans with Disabilities Act, the Family and Medical Leave Act, the Employee Retirement Income Security Act (excluding COBRA), the Vietnam Era Veterans Readjustment Assistance Act, the Fair Credit Reporting Act, the Age Discrimination in Employment Act ("ADEA"), the Older Workers' Benefit Protection Act, the Occupational Safety and Health Act, the Sarbanes-Oxley Act of 2002, the federal False Claims Act, the New Jersey Law Against Discrimination, the New Jersey Family Leave Act, the New Jersey Civil Rights Act, the New Jersey Conscientious Employee Protection Act, the New Jersey False Claims Act, the Florida Civil Human Rights Act, the Florida ADIS Act, the Florida Wage Discrimination Law, the Florida Equal Pay Law, and the Florida Whistleblower Protection Law, as each may be amended from time to time, whether arising directly or indirectly from any act or omission, whether intentional or unintentional. This releases all Claims including those of which Employee is not aware and those not mentioned in this Separation Agreement. Employee specifically releases any and all Claims arising out of Employee's employment with Employer and Insperity or termination therefrom. Employee expressly acknowledges and agrees that, by entering into this Separation Agreement, Employee is releasing and waiving any and all rights or Claims including, without limitation, Claims that Employee may have arising under ADEA, which have arisen on or before the date of Employee's execution and delivery of this Separation Agreement to Employer.

3. Representations; Covenant not to Sue. Employee hereby represents and warrants that (A) Employee has not filed, caused or permitted to be filed any pending proceeding (nor has Employee lodged a complaint with any governmental or quasi-governmental authority) against any of the Released Parties, nor has Employee agreed to do any of the foregoing, (B) Employee has not assigned, transferred, sold, encumbered, pledged, hypothecated, mortgaged, distributed, or otherwise disposed of or conveyed to any third party any right or Claim against any of the Released Parties that has been released in this Separation Agreement, and (C) Employee has not directly or indirectly assisted any third party in filing, causing or assisting to be filed, any Claim against any of the Released Parties. Except as set forth in Section 13 below, Employee covenants and agrees that Employee shall not encourage or solicit or voluntarily assist or participate in any way in the filing, reporting or prosecution by himself or any third party of a proceeding or Claim against any of the Released Parties arising on or prior to the date of Employee's execution and delivery of this Separation Agreement or with respect to any shareholders derivative, shareholder class action, corporate fraud, corporate waste or similar action at any time during which Employee is receiving Severance Benefits as defined hereunder. .

4. Payment and Benefits. Notwithstanding the language contained in the Employment Agreement, the parties have mutually agreed that, as good consideration for Employee's execution, delivery, non-revocation, and full compliance with the terms of this Separation Agreement, Employer shall provide Employee with the following, all collectively referred to herein as "Severance Benefits":

(A) an amount equal to Employee's base salary in equal bi-monthly installments, subject to required withholdings and deductions, payable in accordance with Employer's regular payroll schedule, through the fifteen-month anniversary of the Separation Date;

(B) provided Employee timely elects COBRA, Employer will pay the employer portion of Employee's continued health insurance coverage through the fifteen-month anniversary of the Separation Date;

(C) six-months acceleration of vesting service credit with respect to all unvested options that are held by the Employee as of the Separation Date; and

(D) an extension of the period of time that Employee may exercise stock options granted to the Employee that have vested as of the Separation Date (the "Vested Options") from 90 days to three years after the Separation Date. Any Vested Options not exercised on or before March 15, 2020 will be canceled and be of no further force or effect. Schedule 1 hereto sets forth the Vested Options as of the Separation Date (after giving effect to the six months of additional vesting service described above). Any stock options that were unvested after taking into account the acceleration contemplated herein as of the Separation Date will be canceled and be of no further force or effect.

Employee acknowledges that Employee is not otherwise entitled to receive the Severance Benefits set forth in this Section 4 and acknowledges that nothing in this Separation Agreement shall be deemed to be an admission of liability on the part of any of the Released Parties. Employee agrees that Employee will not seek anything further from any of the Released Parties. Employee also agrees that the Severance Benefits to be paid under this Separation Agreement are due solely from the Company and that Insperity has no obligation to pay the payments even though the payment and benefits may be processed through Insperity.

5. Who is Bound. Employer and Employee are bound by this Separation Agreement. Anyone who succeeds to Employee's rights and responsibilities, such as the executors of Employee's estate, is bound and anyone who succeeds to Employer's rights and responsibilities, such as its successors and assigns, is also bound.

6. Restrictions on Sale of Company Stock. As an inducement for Employer agreeing to extend the expiration date of Employee's vested stock options and for the other good and valuable consideration set forth in this Separation Agreement, Employee hereby acknowledges, agrees and covenants that:

(A) Except as set forth in this Section 6(a), Employee will not (i) offer, sell, contract to sell, pledge, transfer, grant any option to purchase or otherwise dispose of (collectively, a "Disposition") any shares of Employer's common stock until October 1, 2018 and (ii) exercise or seek to exercise or effectuate in any manner any rights of any nature that Employee has or may have hereafter to require Employer to register under the Securities Act of 1933, as amended (the "Act"). , Except to the extent such sales are restricted pursuant to Section 6(b) below, on or after June 16, 2018, Employee may sell shares of Employer common stock each month as follows: (i) 50,000 shares in June, 2018 on or after June 16, 2018; (ii) 50,000 shares in July 2018; (iii) 50,000 shares in August 2018; and (iv) 50,000 shares in September 2018.

(B) In the event the Employer wishes to consummate a financing transaction by November 15, 2018 to raise gross proceeds of at least $3.0 million and the investment bank or an

investor in such transaction requires the directors and officers of the Employer to enter into a lock-up agreement, Employee hereby agrees to be bound by, and shall be deemed to have agreed to, the same lock-up terms as those to which the Employer's directors and officers are required to adhere and at the request of the Employer or such investment bank or investor Employee shall execute and deliver a lock-up agreement in form and substance equivalent to that which is required to be executed by the Company's directors and officers. Notwithstanding anything herein to the contrary, in no event shall the aforementioned lock up period be for longer than 90 days.

7. Securities Law. Employee understands that he will continue to be deemed an affiliate for a period of three months after the Separation Date under applicable federal securities laws and therefore the restrictive legends on any shares of common stock that Employee owns will not be removed until at least three months after the Separation Date. Employee acknowledges and understands that even after three months, Employee is still unable to trade in Matinas securities if Employee is in possession of material, non-public information. Compliance with insider-trading law is Employee's responsibility, and given the potentially severe penalties for violations, Employee should take extra care and seek his own advice on trading. In addition, in accordance with Section 16 of the Exchange Act of 1934, as amended, Employee is subject to reporting obligations with respect to Matinas securities, including option exercises, open-market purchases or sales, and short-swing profit rules and such obligations may continue for up to six months after his Separation Date. Employee shall inform Employer of any such transactions so Employer can assist with any required Form 4 filings.

8. Transition Assistance; Cooperation.

(A) The period commencing on the Separation Date and continuing until the three-month anniversary of the Separation Date shall be referred to as the "Transition Period". During the Transition Period, the Employee shall be reasonably accessible on an as-needed basis to cooperate in the wind-down and transition of the Employee's duties and responsibilities.

(B) Employee agrees that in the next three weeks, he shall disclose in a form reasonably acceptable to Employer, all information relevant to ongoing clinical development projects, consultants, advisors, and other individuals retained by the Employee during the course of his employment, the names and contact information for all individuals not employed by the Employer relating to the work of the Employer, along with a brief description of the individuals work for or on behalf of the Employer, and any and all other information related to the work of the Employer reasonably necessary to ensure continued operation of the Employer's business. The Employee shall collate and transcribe all information and shall participate in calls with Employer's Board of Directors and other employees of Employer to discuss and disclose any relevant information. Except for calls in which the Employer's Board of Directors or officers participate, the Employee shall not contact any such consultants, advisors, and other individuals retained by the Employee during the course of his employment with the Employer for purposes of discussing the Employer or the transition.

(C) Employee agrees, upon Employer's request, at all times through and the after the Separation Date, to reasonably cooperate, by providing truthful information and/or testimony, in any Employer investigation, litigation, arbitration, or regulatory proceeding regarding events that occurred during Employee's tenure with Employer. Employee will make himself reasonably available to consult with Employer's counsel, to provide information, and to appear to give testimony. Employer will, to the extent permitted by law and applicable court rules, reimburse

Employee for reasonable out-of-pocket expenses Employee incurs in extending such cooperation, so long as Employee provides advance written notice of Employee's request for reimbursement and provides satisfactory documentation of the expenses.

9. Non-Disparagement, NDIAA, Confidentiality & Non-Compete.

(A) Employee and Employer (including its executives, directors and agents) agree not to make any defamatory or derogatory statements concerning any of the Released Parties or the Employee, as applicable.

(B) Employee represents and warrants to Employer that, at all times during Employee's employment with Employer, Employee has complied with his obligations under the Nondisclosure, Invention Assignment and Non-Competition Agreement between Employer and Employee dated October 22, 2012 (the "NDIAA") and agrees to comply with such agreement moving forward (and it is expressly incorporated by reference herein) except as expressly revised in this Separation Agreement. The parties further agree that in each and every case where the term "Field" appears in the NDIAA, the definition shall be expanded to include any information relevant to the cochleate technology, including any and all formulation, encapsulation, development, manufacturing or other information related to lipid nanoparticle delivery, regardless of therapeutic category. Employee acknowledges that his obligations under the NDIAA survive the termination of his employment and remain in full force and effect following the Separation Date and covenants and agrees to comply with his obligations under the NDIAA in accordance with the terms thereof.

(C) Without limitation of his obligations under the NDIAA, Employee further agrees that he shall not reveal the amounts paid to Employee or the other terms of this Separation Agreement to anyone, except to Employee's immediate family, legal and financial advisors and then only after securing the agreement of such individual to maintain the confidentiality of this Separation Agreement, or in response to a subpoena or other legal process, after reasonable notice has been provided to Employer sufficient to enable Employer to contest the disclosure.

(D) Non-solicitation and Non-Compete. In consideration of the Severance Benefits, and in order to protect the legitimate business interests of the Employer Employee agrees that during the period beginning on Separation Date and for a period ending fifteen (15) months after the Separation Date, Employee will not directly or indirectly, whether as owner, sole proprietor, partner, shareholder, director, member, consultant, agent, founder, co-venture partner, employee or otherwise, (i) do anything to divert or attempt to divert from the Employer any business or other opportunities within the Field (as defined in the NDIAA as revised herein in Section 8(B) above, including, without limitation, solicit or interfere with any of the Employer's customers or clients, collaborators, business partners or suppliers (but only to the extent any such activity would divert or attempt to divert from the Employer any business or other opportunities within the Field), (ii) solicit, induce, recruit or encourage any individual (other than Abdel A. Fawzy, provided that each of Mr. Fawzy and Mr. Rongen comply with the terms of their respective non-compete agreements with the Employer) who, as of the Separation Date or during the six (6) month period prior to the Separation Date, was engaged or employed by the Employer, to terminate his or her employment or engagement, (iii) hire or engage any individual who, as of the date of my termination, was engaged or employed by the Employer or who was employed or engaged by the Employer during the six (6) month period prior to the Separation Date, or (iv) for a fifteen (15) month period following the Separation Date, engage, invest, participate or work for or with any business that is engaged in the development, sale or marketing of products within the Field or that is directly competitive with those products within the Field which the Employer has

created, has under development or are the subject of active planning from time to time during my engagement with the Company. Employee acknowledges and agrees that the period of time and the area herein specified are reasonable in view of the nature of the business in which the Employer is engaged and proposes to be engaged, the state of its business development and his unique and special knowledge and expertise. However, if such period or such area should be adjudged unreasonable in any judicial proceeding, then the period of time shall be reduced by such number of months or such area shall be reduced by elimination of such portion of such area, or both, as are deemed unreasonable, so that this covenant may be enforced in such area and during such period of time as is adjudged to be reasonable.

10. Employer Property. Without limitation of Employee's obligations under the NDIAA, Employee represents and warrants that, as of the Separation Date, Employee has returned to Employer all property in Employee's possession, custody or control belonging to Employer, including, but not limited to, all equipment, computers, pass codes, keys, swipe cards, credit cards, documents or other materials, in whatever form or format, that Employee received, prepared, or helped prepare. Employee represents that Employee has not retained any copies, duplicates, reproductions, computer disks, or excerpts thereof, of correspondence, memoranda, reports, notebooks, drawings, photographs, or other documents relating in any way to the business or affairs of Employer or any third parties associated with the Employer.

11. Remedies. If Employee breaches any term or condition of this Separation Agreement or the NDIAA, or any representation made by Employee in this Separation Agreement was false when made, it shall constitute a material breach of this Separation Agreement and in addition to and not instead of the Released Parties' other remedies hereunder, under the NDIAA or otherwise at law or in equity, Employee shall be required to immediately, upon written notice from Employer, return the value of the Severance Benefits under this Separation Agreement, less $1,000.00. Employee agrees that if Employee is required to return the payments as described herein, this Separation Agreement shall continue to be binding on Employee and the Released Parties shall be entitled to enforce the provisions of this Separation Agreement as if the payments had not been repaid to Employer and Employer shall have no further payment obligations to Employee hereunder. Further, in the event of a breach of this Separation Agreement, Employee agrees to pay all of the Released Parties' attorneys' fees and other costs associated with enforcing this Separation Agreement.

12. Construction of Agreement. In the event that one or more of the provisions contained in this Separation Agreement or the NDIAA shall for any reason be held unenforceable in any respect under the law of any state of the United States or the United States, such unenforceability shall not affect any other provision of this Separation Agreement or the NDIAA, but this Separation Agreement and the NDIAA shall then be construed as if such unenforceable provision or provisions had never been contained herein or therein. If it is ever held that any restriction hereunder or under the NDIAA is too broad to permit enforcement of such restriction to its fullest extent, such restriction shall be enforced to the maximum extent permitted by applicable law. This Separation Agreement and any and all matters arising directly or indirectly herefrom shall be governed under the laws of the State of New Jersey without reference to choice of law rules. Employer and Employee consent to the sole jurisdiction of the federal and state courts of New Jersey. **EMPLOYER AND EMPLOYEE HEREBY WAIVE THEIR RESPECTIVE RIGHT TO TRIAL BY JURY IN ANY ACTION CONCERNING THIS SEPARATION AGREEMENT OR ANY AND ALL MATTERS ARISING DIRECTLY OR INDIRECTLY HEREFROM AND REPRESENT THAT THEY HAVE CONSULTED WITH COUNSEL**

OF THEIR CHOICE OR HAVE CHOSEN VOLUNTARILY NOT TO DO SO SPECIFICALLY WITH RESPECT TO THIS WAIVER.

13. Acknowledgments. Employer and Employee acknowledge and agree that:By entering in this Separation Agreement, Employee does not waive any rights or Claims that may arise after the date that Employee executes and deliver this Separation Agreement to Employer;

(A) This Separation Agreement is not intended to, and shall not in any way prohibit, limit or otherwise interfere with Employee's protected rights under federal, state or local law to without notice to the Employer: (i) communicate or file a charge with a government regulator; (ii) participate in an investigation or proceeding conducted by a government regulator; or (iii) receive an award paid by a government regulator for providing information;

(C) Nothing in this Separation Agreement shall preclude Employee from exercising Employee's rights, if any (i) under Section 601-608 of the Employee Retirement Income Security Act of 1974, as amended, popularly known as COBRA or (ii) under Employer's 401(k) plan; or (iii) with respect to Employer's stock option plan.

14. Section 409A Compliance.

(A) This Agreement is intended to comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the "Code") and regulations promulgated thereunder ("Section 409A"). To the extent that any provision in this Agreement is ambiguous as to its compliance with Section 409A, the provision shall be read in such a manner so that no payments due under this Agreement shall be subject to an "additional tax" as defined in Section 409A(a)(1)(B) of the Code. For purposes of Section 409A, each payment made under this Agreement shall be treated as a separate payment. In no event may Employee, directly or indirectly, designate the calendar year of payment.

(B) All reimbursements provided under this Agreement shall be made or provided in accordance with the requirements of Section 409A, including, where applicable, the requirement that (i) any reimbursement is for expenses incurred during Employee's lifetime (or during a shorter period of time specified in this Agreement), (ii) the amount of expenses eligible for reimbursement during a calendar year may not affect the expenses eligible for reimbursement in any other calendar year, (iii) the reimbursement of an eligible expense will be made on or before the last day of the calendar year following the year in which the expense is incurred, and (iv) the right to reimbursement is not subject to liquidation or exchange for another benefit.

15. Opportunity for Review. **Employee is hereby advised and encouraged by Employer to consult with his own independent counsel before signing this Separation Agreement.** Employee represents and warrants that Employee: (i) has had sufficient opportunity to consider this Separation Agreement; (ii) has read this Separation Agreement; (iii) understands all the terms and conditions hereof; (iv) is not incompetent or had a guardian, conservator or trustee appointed for Employee; (v) has entered into this Separation Agreement of Employee's own free will and volition; (vi) has duly executed and delivered this Separation Agreement; (vii) understands that Employee is responsible for Employee's own attorney's fees and costs; (viii) has had the opportunity to review this Separation Agreement with counsel of Employee's choice or has chosen voluntarily not to do so; (ix) understands that Employee has been given twenty-one (21) days to review this Separation Agreement before signing this Separation Agreement and understands that he is free to use as much or as little of the 21-day period as he wishes or

considers necessary before deciding to sign this Separation Agreement, (x) understands that if Employee does not sign and return this Separation Agreement to Matinas (Attn: Jerome D. Jabbour) within 21 days of receipt, Matinas shall have no obligation to enter into this Separation Agreement, Employee shall not be entitled to receive the Severance Benefits, and (xi) understands that this Separation Agreement is valid, binding, and enforceable against the parties hereto in accordance with its terms. This Separation Agreement shall be effective and enforceable on the eighth (8th) day after execution and delivery to Matinas (Attn: Jerome D. Jabbour) by Employee. The parties hereto understand and agree that Employee may revoke this Separation Agreement after having executed and delivered it to Matinas by so advising Matinas (Attn: Jerome D. Jabbour) in writing no later than 11:59 p.m. on the seventh (7th) day after Employee's execution and delivery of this Separation Agreement to Matinas. If Employee revokes this Separation Agreement, it shall not be effective or enforceable, and Employee shall not be entitled to receive the Severance Benefits.

[Signatures appear on the following page]

EXECUTION DRAFT

Agreed to and accepted on this 16th day of March, 2018.

Witness:

____

EMPLOYEE:

____

Roelof Rongen

Agreed to and accepted on this 16th day of March, 2018.

MATINAS BIOPHARMA HOLDINGS, INC.

BY: ____________________

Jerome D. Jabbour

SCHEDULE 1

Vested Options as of [   ]

R. Rongen

OPTIONS									
Date Granted	Exc. Price	Amount	Vesting Commencement	Expiration Date	Vesting Period		Months vested as of 09/30/18	% vested	# of options vested
								0.027778	
7/21/2014	1.28	350,000	8/1/2013	7/20/2024	36 months	9/30/2018	36	100%	350,000
1/28/2015	0.41	300,000	1/1/2015	1/27/2025	36 months	9/30/2018	36	100%	300,000
10/3/2013	0.94	350,000	8/1/2013	10/2/2023	36 months	9/30/2018	36	100%	350,000
2/15/2016	0.43	375,000	2/15/2016	2/14/2016	36 months	9/30/2018	32	89%	333,336
2/21/2017	3.32	600,000	2/21/2017	2/20/2027	36 months	9/30/2018	21	58%	350,003
		1,975,000						total vested	1,683,339
								Un vested	291,661

C:\Users\Gary Gagglione\OneDrive - Matinas BioPharma\Mantinas 11.22.13\10K filings\2017 10K\Equity\Directors and Officers\Roelof Rongen summary 03.16.18 6mth advance vesting.xlsx